Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that a single joint Schedule 13D and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Natural Resource Partners LP.  This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

Date: July 10, 2019

CORBIN J. ROBERTSON, JR.

/s/ Corbin J. Robertson, Jr.

WESTERN POCAHONTAS PROPERTIES LIMITED PARNTERSHIP

	By:	Western Pocahontas Corporation, its general partner

	By:	/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr.
	Title:	President

WESTERN POCAHONTAS CORPORATION

	By:	/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr.
	Title:	President

PREMIUM RESOURCES, LLC

	By:	/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr.
	Title:	President